Exhibit 99.1

NEWS ANNOUNCEMENT

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING PURCHASES M RESORT DEBT

FROM BANK OF SCOTLAND FOR $230.5 MILLION

Wyomissing, Penn. and Las Vegas, Nev., (October 8, 2010) — Penn National Gaming, Inc. (Nasdaq: PENN) announced today that it has purchased all of The M Resort LLC bank debt, plus $160 million of subordinated debt formerly held by MGM Resorts International, which represents all of the outstanding debt of M Resort, from Bank of Scotland plc, a unit of Lloyds Banking Group, for $230.5 million.

Peter M. Carlino, Chief Executive Officer of Penn National commented, “This transaction represents a great opportunity for Penn National, M Resort, its customers and employees as we address the financial uncertainty and debt burden which has created an overhang on M Resort’s operations.  The M Resort is a beautiful, fresh, upscale locals and destination-oriented casino resort which provides an excellent customer experience.  M Resort is located ten miles from the Las Vegas Strip with access to I-15 and in close proximity to several master-planned communities.

“M Resort is a unique, differentiated property that we expect will continue to improve its operating results even without the benefit of a rebound in the local Las Vegas economy.   Longer-term, the core attributes which contributed to the growth of Las Vegas into one of the world’s pre-eminent entertainment destinations including its favorable climate and low taxes, combined with Penn National’s growing database of 12 million regional gaming customers, many of whom already visit Las Vegas, will further benefit M Resort and the local economy.”

Opened in March 2009, the M Resort Spa Casino is situated on over 90 acres on the southeast corner of Las Vegas Boulevard and St. Rose Parkway.  The resort features over 92,000 square feet of gaming space including 1,900 slot machines, 64 table games, 14 poker tables and a race and sports book.  M Resort also offers 390 guest rooms and suites, nine restaurants and five destination bars, more than 60,000 square feet of meeting and conference space, a 4,700 space parking facility a state-of-the-art spa and fitness center and a 100,000 square foot events piazza.  M Resort’s master plan includes the potential to develop up to one million square feet of retail and a multi-screen digital movie entertainment complex.

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Wachtell, Lipton, Rosen & Katz acted as legal advisor, and Miller Buckfire & Co., LLC acted as financial advisor, to Penn National Gaming in connection with the transaction.  Katten Muchin Rosenman LLP acted as legal advisor, and The Blackstone Group acted as financial advisor, to Bank of Scotland plc in connection with the transaction.

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates twenty-three facilities in sixteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Maryland, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities feature over 27,500 gaming machines, over 500 table games, over 2,000 hotel rooms and over one million square feet of gaming floor space.

Penn National Gaming recently opened Maryland’s first casino and added table games to its facilities in West Virginia and Pennsylvania.  Through a joint venture, Penn National is developing a full casino at Kansas Speedway in Kansas City, which is anticipated to open in the first half of 2012, and is also developing casinos in Toledo and Columbus, Ohio, with openings targeted for 2012.  The Company recently agreed to establish a joint venture (subject to final approval by the Texas Racing Commission and the satisfaction of certain other closing conditions) to own and operate pari-mutuel operations in Texas, including the Sam Houston Race Park in Houston, Texas, the Valley Race Park in Harlingen, Texas and a planned racetrack in Laredo, Texas.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively “Penn National”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause Penn National’s actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to maintain regulatory approvals for our existing businesses; our ability to receive regulatory approvals required to complete, or other delays or impediments to completing, our obtaining control of the equity or assets of M Resort, including litigation from third parties; the passage of state, federal or local legislation that would expand, restrict, further tax, prevent or negatively impact operations (such as a smoking ban at any of our facilities or the results of local referenda) in the jurisdictions in which we do business or seek to do business; the activities of our competitors and the emergence of new competitors; construction factors, including delays, unexpected remediation costs, local opposition and increased cost of labor and materials; the costs and risks involved in the pursuit of those development opportunities; the availability and cost of financing; the effects of local and national economic, credit, capital market, housing, energy conditions on the economy in general and on the gaming and lodging industries in particular; and other factors as discussed in Penn National’s Annual Report on Form 10-K for the year ended December 31, 2009, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  Penn National does not intend to update publicly any forward-looking statements except as required by law.

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